Exhibit 8.1

[Simpson Thacher Letterhead]

                  , 2019

Ruhnn Holding Limited

4F, Building 1, Blue Collar Garment Industrial Park

7-1 North Hong Pu Road

Yu Hang District, Hangzhou 311100

People’s Republic of China

Ladies and Gentlemen:

We have acted as U.S. counsel to Ruhnn Holding Limited, a Cayman Islands company (the “Company”), in connection with the Registration Statement on Form F-1 (File No. 333-[    ]) (the “Registration Statement”) filed by the Company with the U.S. Securities and Exchange Commission (the “Commission”) under the U.S. Securities Act of 1933, as amended (the “Act”), relating to the issuance of [    ] ordinary shares, par value US$0.000000001 per share (“Ordinary Shares”), of the Company which will be represented by American depositary shares (“ADSs”) evidenced by American depositary receipts, together with any additional shares of such stock that may be issued by the Company pursuant to Rule 462(b) (as prescribed by the Commission pursuant to the Act) in connection with the offering described in the Registration Statement.

We have examined the Registration Statement (including the form of prospectus contained therein (the “Prospectus”)) and a form of deposit agreement among the Company, Citibank, N.A., as depositary, and holders and beneficial owners from time to time of ADSs (the “Deposit Agreement”), including the form of American depositary receipt, which have been filed with the Commission as an exhibit to the Registration Statement. In addition, we have examined, and have relied as to matters of fact upon, originals, or duplicates or certified or conformed copies, of such records, agreements, documents and other instruments and such certificates or comparable documents of public officials and of officers and representatives of the Company and have made such other investigations as we have deemed relevant and necessary in connection with the opinion hereinafter set forth. In such examination, we have assumed the accuracy of the factual matters described in the Registration Statement.

In rendering the opinion set forth below, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as duplicates or certified or conformed copies and the authenticity of the originals of such latter documents.

Based upon the foregoing, and subject to the qualifications, assumptions and limitations stated herein, we are of the opinion that the statements made in the Prospectus under the caption “Taxation — Certain United States Federal Income Tax Considerations,” insofar as they purport to constitute summaries of certain provisions of U.S. federal income tax law and regulations or legal conclusions with respect thereto, constitute accurate summaries of such matters in all material respects.

We note that, because the determination of the Company’s status as a passive foreign investment company (a “PFIC”) for U.S. federal income tax purposes is based on an annual determination that cannot be made until the close of a taxable year, and involves extensive factual investigation, we do not express any opinion herein with respect to the Company’s PFIC status in any taxable year.

We do not express any opinion herein concerning any law other than U.S. federal income tax law.

We hereby consent to the filing of this opinion letter as Exhibit 8 to the Registration Statement.

Very truly yours,

SIMPSON THACHER & BARTLETT LLP